EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-30280) and the Registration Statement (Form S-8 No. 333-104127) pertaining to the Amended and Restated 1998 Incentive and Non-qualified Stock Option Plan of iParty Corp., the Registration Statement (Form S-8 No. 333-159839) and the Registration Statement (Form S-8 No. 333-167823)  pertaining to the 2009 Stock Incentive Plan, and the Registration Statement (Form S-3 No. 333-139951) pertaining to the offer and sale of iParty Corp. common stock of our report dated March 24, 2011 with respect to the consolidated financial statements of iParty Corp. included in this Annual Report (Form 10-K) for the year ended December 25, 2010.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 24, 2011